POWER OF ATTORNEY

The undersigned, a member of the Board of Directors of Lyondell Chemical Company ("Lyondell"), does hereby make, constitute and appoint for a term commencing December 1, 2004 and expiring the date I cease to hold office as a director, Kerry A. Galvin, Senior Vice President, General Counsel and Secretary and Gerald A. O'Brien, Vice President, Deputy General Counsel, and each of them, my true and lawful attorney for me in my name and on my behalf to approve, execute, acknowledge and deliver from time to time, as appropriate a Report on Form 4 or on Form 5 that is required to be filed by me with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934.  The said Kerry A. Galvin and Gerald A. O'Brien are each severally empowered, as Attorney-in-Fact, to approve, execute and deliver any such Reports as fully as if I had personally signed any such Report.
The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.
Executed this 1st Day of December, 2004.